                                 SCHEDULE 14A

                                (Rule 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities

                     Exchange Act of 1934 (Amendment No. )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_] Preliminary Proxy Statement

[_] Confidential, for Use of the
    Commission Only (as permitted
    by Rule 14a-6(e)(2))

[X] Definitive Proxy Statement

[_] Definitive Additional Materials

[_] Soliciting Material under (S) 240.14a-12

                              ADOLOR CORPORATION

               (Name of registrant as specified in its charter)

   (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee:  (Check the appropriate box):

[X] No fee required

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

    1) Title of each class of securities to which transaction applies:

    2) Aggregate number of securities to which transaction applies:

    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

    4) Proposed maximum aggregate value of transaction:

    5) Total fee paid:

[_] Fee paid previously with written preliminary materials:

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

    1)  Amount previously paid:

    2)  Form, Schedule or Registration Statement No.:

    3)  Filing Party:

    4)  Date Filed:

                              ADOLOR CORPORATION
                                ______________

                   Notice of Annual Meeting of Stockholders
                                ______________

Dear Stockholder:

     I would like to invite you to the Adolor Annual Meeting of Stockholders which we will hold on May 14, 2002, beginning at 9:00 a.m. local time at Wyndham Suites Valley Forge, 888 Chesterbrook Boulevard, Wayne, PA 19087. President and Chief Executive Officer John J. Farrar and I look forward to bringing you up to date on the progress of the company during the past year.

     The purposes of the Annual Meeting are:

     (1) to elect one Class I director, to hold office until the annual meeting of stockholders in 2005;

     (2) to ratify the appointment of KPMG LLP as our independent certified public accountants for the fiscal year ending December 31, 2002;

     (3) to approve an amendment to the Amended and Restated 1994 Equity Compensation Plan to increase by 800,000 shares the number of shares of Common Stock authorized to be issued under it; and

     (4) to transact any other business that may properly come before the meeting.

     We appreciate your ongoing interest and participation in our company. Please take the time to complete, date, sign and promptly return the enclosed proxy card to ensure that your shares will be represented at the meeting. YOUR VOTE IS VERY IMPORTANT.

By Order of the Board of Directors,

Peter J. Schied
Secretary

April 8, 2002

                                PROXY STATEMENT

     This Proxy Statement and the accompanying proxy card are being mailed beginning April 8, 2002, to owners of shares of Adolor Corporation (the "Company") Common Stock in connection with the solicitation of proxies by the Board of Directors for the 2002 Annual Meeting of Stockholders. This proxy procedure is necessary to permit all holders of Common Stock, many of whom live throughout the United States and in foreign countries and are unable to attend the Annual Meeting, to vote. The Board of Directors encourages you to read this document thoroughly and to take this opportunity to vote on the matters to be decided at the Annual Meeting.
                                ______________

                                   CONTENTS

                                                                                                             Page
Voting Procedures..........................................................................................     1
Corporate Governance.......................................................................................     2
Election Of Directors Item 1 On Proxy Card.................................................................     3
Ratification Of Appointment Of Independent Accountants Item 2 On Proxy Card................................     5
Amendment Of Amended And Restated 1994 Equity Compensation Plan Item 3 On Proxy Card.......................     7
Submission Of Stockholder Proposals And Director Nominations...............................................     9
Executive Compensation.....................................................................................    10
Executive Officers Of The Registrant.......................................................................    13
Compensation Tables........................................................................................    15
Other Forms Of Compensation................................................................................    18
Stock Performance Graph....................................................................................    19
Security Ownership Of Certain Beneficial Owners And Directors And Officers.................................    20
Certain Relationships And Related Transactions.............................................................    23
Section 16(A) Beneficial Ownership Reporting Compliance....................................................    23
Compensation Committee Interlocks And Insider Participation................................................    24
Other Business.............................................................................................    24

                              Adolor Corporation
                            620 Pennsylvania Drive
                          Exton, Pennsylvania  19341

                               VOTING PROCEDURES

     Your vote is very important. Your shares can only be voted at the Annual Meeting if you are present or represented by proxy. Whether or not you plan to attend the Annual Meeting, you are encouraged to vote by proxy to assure that your shares will be represented. You may revoke this proxy at any time before it is voted by written notice to the Secretary of the Company, by submission of a proxy bearing a later date or by casting a ballot at the Annual Meeting. Properly executed proxies that are received before the Annual Meeting's adjournment will be voted in accordance with the directions provided. If no directions are given, your shares will be voted by one of the individuals named on your proxy card as recommended by the Board of Directors. If you wish to give a proxy to someone other than those named on the proxy card, you should cross out those names and insert the name(s) of the person(s), not more than four, to whom you wish to give your proxy.

     Who can vote? Stockholders as of the close of business on March 25, 2002 are entitled to vote. On that day, about 31,185,734 shares of Common Stock were outstanding and eligible to vote. Each share is entitled to one vote on each matter presented at the Annual Meeting. A list of stockholders eligible to vote will be available at the offices of Dechert, 4000 Bell Atlantic Tower, 1717 Arch Street, Philadelphia, Pennsylvania beginning April 8, 2002. Stockholders may examine this list during normal business hours for any purpose relating to the Annual Meeting.

     What shares are included in the proxy card? The proxy card represents all the shares of Common Stock registered to your account. Each share of Common Stock that you own entitles you to one vote.

     How are votes counted? The Annual Meeting will be held if a quorum, consisting of a majority of the outstanding shares of Common Stock entitled to vote, is represented. Broker non-votes, votes withheld and abstentions will be counted for purposes of determining whether a quorum has been reached. When nominees, such as banks and brokers, holding shares on behalf of beneficial owners do not receive voting instructions from the beneficial owners by the tenth day before the Annual Meeting, the nominees may vote those shares only on matters deemed routine by Nasdaq, such as the election of directors and ratification of the appointment of independent accountants. On non-routine matters, nominees cannot vote and there is a so-called "broker non-vote" on that matter. Since Item 2 and Item 3 must be approved by a majority of the votes cast, broker non-votes and abstentions have no effect on the outcome of these proposals. Because directors are elected by a plurality of the votes cast, votes withheld from the nominee for director could have an effect on the outcome of the election.

     Who will count the vote? The Company's Transfer Agent and Registrar, StockTrans, Inc., will tally the vote, which will be certified by an Inspector of Elections. The Inspector of Elections will be the Company's Secretary.

     Is my vote confidential? Proxies, ballots and voting tabulations are available for examination only by the Inspector of Elections and tabulators. Your vote will not be disclosed to the Board of Directors or management of the Company other then the Inspector of Elections except as may be required by law.

     Who is soliciting this proxy? Solicitation of proxies is made on behalf of the Board of Directors of the Company. The Company will pay the cost of preparing, assembling and mailing the notice of Annual Meeting, proxy statement and proxy card. In addition to the use of mail, proxies may be solicited by directors, officers and regular employees of the Company, without additional compensation, in person or by telephone or other electronic means. The Company will reimburse brokerage houses and other nominees for their expenses in forwarding proxy materials to beneficial owners of the Company's stock.

                              CORPORATE GOVERNANCE

     In accordance with Delaware General Corporation Law and the Company's Amended and Restated Certificate of Incorporation and Restated Bylaws (the "Bylaws"), the Company's business, property and affairs are managed under the direction of the Board of Directors. Although directors are not involved in the day-to-day operating details, they are kept informed of the Company's business through written reports and documents provided to them regularly, as well as by operating, financial and other reports presented by the officers of the Company at meetings of the Board of Directors and committees of the Board of Directors.

     Meetings of the Board of Directors. The Board of Directors held 9 meetings in 2001. Each of the incumbent directors attended at least 78% of the Board of Directors and committee meetings to which the director was assigned. The incumbent directors in the aggregate attended about 85% of their Board of Directors and assigned committee meetings.

     Committees of the Board of Directors. The Board of Directors has established two standing committees.

     Audit Committee -- assists the Board of Directors in monitoring the integrity of the Company's financial statements, compliance with laws and regulations related to the Company's financial statements and the independence and performance of the Company's internal and external auditors. In addition, the Audit Committee has the responsibility to consider and recommend the appointment of, and to review fee arrangements with, the Company's independent accountants. Each of the members of the Audit Committee is independent under the listing standards of the National Association of Securities Dealers. The Audit Committee met two times during 2001. The Audit Committee has adopted a written charter. The current members of the Audit Committee are Ms. Feeney, Dr. Goddard and Mr. Madden.

Compensation Committee -- reviews and makes recommendations to the Board of Directors regarding the compensation to be provided to the Chief Executive Officer and the directors. In addition, the Compensation Committee reviews compensation arrangements for the other executive officers. The Compensation Committee also administers the Company's equity compensation plans. The Compensation Committee held one meeting during 2001. The current members of the Compensation Committee are Dr. Nash and Mr. Nelsen. The Board of Directors of the Company established the Secondary Committee as a sub-committee to the Compensation Committee. The Secondary Committee is authorized to grant stock options to eligible individuals who are not subject to the requirements of Rule 16b-3 of the Securities Exchange Act of 1934 or Section 162(m) of the Internal Revenue Code of 1986. The current members of the Secondary Committee are Dr. Farrar and Mr. Schied.

     Director Compensation. Directors do not receive compensation for their services as directors; however, they are reimbursed for the expenses they incur in attending meetings of the Board of Directors or Board committees. Outside directors of the Company are also eligible to receive options to purchase Common Stock awarded under the Company's Amended and Restated 1994 Equity Compensation Plan.

                             ELECTION OF DIRECTORS
                             ITEM 1 ON PROXY CARD

     The Company's Amended and Restated Certificate of Incorporation and Restated Bylaws provide that the Company's business shall be managed by a Board of Directors, with the number of directors to be fixed by the Board of Directors from time to time. The Amended and Restated Certificate of Incorporation divides the Company's Board of Directors into three classes: Class I, Class II and Class III. The directors in each class serve terms of three years and until their respective successors have been elected and have qualified.

     The term of office of one class of directors expires each year in rotation so that one class is elected at each annual meeting of stockholders for a three year term. The term of the Class I director, Ellen M. Feeney, expires at the Company's 2002 Annual Meeting. The term of the two Class II directors, David M. Madden and Robert T. Nelson, expires at the Company's 2003 Annual Meeting. The term of the three Class III directors, John J. Farrar, Paul Goddard and Claude
H. Nash, expires at the Company's 2004 Annual Meeting.

     Director candidates are nominated by the Board of Directors. Stockholders are also entitled to nominate director candidates for the Board of Directors in accordance with the procedures set forth in the Restated Bylaws.

     At the Annual Meeting, one Class I director is to be elected. The one nominee has consented to being named as nominee for director of the Company and has agreed to serve if elected. The Class I director will be elected to serve until the Company's 2005 Annual Meeting and until her successor has been elected and has qualified. If the nominee becomes unavailable to serve at the time of the Annual Meeting, the shares represented by proxy will be voted for any substitute nominee designated by the Board of Directors. Director elections are determined by a plurality of the votes cast.

     Set forth below is information regarding the nominee for director.

     The Board of Directors recommends a vote FOR the listed nominee.

Nominee For Director

Name of Current Director            Age          Principal Occupation During at Least the Past Five Years
------------------------            ---          -----------------------------------------------------------------
Class I Director
----------------
Ellen M. Feeney                     42           Ms. Feeney joined us as a Director in November 1994.  Ms. Feeney is a private investor who focuses on investments in the life sciences area.  From 1989 to 1999, she was a General Partner of
                                                 Weiss, Peck & Greer Venture Partners.  Prior to that, she was a partner of Hambrecht & Quist Life Science Ventures.  She serves as a Director of several privately-held companies.  Ms. Feeney received a B.S. in Biology from Duke University and an M.S. in
                                                 Human Genetics from the University of California.

Incumbent Class II Directors to Continue in Office for Terms Expiring in 2003
-----------------------------------------------------------------------------

Name                              Age         Principal Occupation During at Least the Past Five Years
----                              ---         --------------------------------------------------------
David M. Madden                   39          Mr. Madden joined us as a Director in January 2000.  He has been a
                                              Managing Member of Royalty Pharma AG, a private investment management firm specializing in the acquisition of royalty interests in pharmaceutical products, from 1997 to October 2000 and Co-Chief
                                              Executive Officer since October 2000.  From 1992 to 1995, Mr. Madden was President, Chief Executive Officer and a Director of Selectide
                                              Corporation, a development stage pharmaceutical company, that was acquired by Marion Merrill Dow in 1995.  Mr. Madden was a consultant to Marion Merrill Dow during part of 1995.  Mr. Madden has a B.S. in
                                              Electrical Engineering from Union College and an M.B.A. from
                                              Columbia University.

Robert T. Nelsen                  38          Mr. Nelsen has been a Director since our inception.  Since July
                                              1994, he has served as a managing director of various venture capital funds associated with ARCH Venture Partners, including ARCH
                                              Venture Fund II, L.P., ARCH Venture Fund III, L.P. and ARCH Venture
                                              Fund IV, L.P.  From April 1987 to July 1994, Mr. Nelsen was a Senior
                                              Manager at ARCH Development Corporation, a company affiliated with the University of Chicago, where he was responsible for new company formation.  Mr. Nelsen serves on the board of directors of Caliper
                                              Technologies Corp., a publicly held lab-chip systems developer and manufacturer, Illumina, Inc., a publicly held genomics company and several privately-held companies.  He received a B.S. in Biology and
                                              Economics from the University of Puget Sound and an M.B.A. from the
                                              University of Chicago.

Incumbent Class III Directors to Continue in Office for Terms Expiring in 2004
------------------------------------------------------------------------------

Name                              Age         Principal Occupation During at Least the Past Five Years
----                              ---         --------------------------------------------------------
John J. Farrar, Ph.D.             57           Dr. Farrar joined us as our President, Chief Executive Officer and a
                                               Director in November 1994.  Previously, Dr. Farrar was Senior Vice
                                               President and Director of Biological Research at the Research
                                               Division of Sterling Winthrop Pharmaceuticals, and had
                                               responsibility for approximately 225 scientists conducting drug discovery research.  Prior to that, Dr. Farrar was Group Director of
                                               Biological Research at Hoffman-LaRoche and oversaw research programs in the areas of immunology, cancer and virology.  Dr. Farrar received a B.A. in Zoology and an M.S. in Microbiology from Miami
                                               University and a Ph.D. in Microbiology/Immunology from the
                                               University of Notre Dame. Dr. Farrar serves on the Board of Neuron
                                               Therapeutics, Inc.

Name                                Age        Principal Occupation During at Least the Past Five Years
----                                ---        --------------------------------------------------------
Paul Goddard, Ph.D                  52         Dr. Goddard joined us as a Director in October 2000.  Dr. Goddard served as President and Chief Executive Officer of Elan
                                               Pharmaceuticals, a division of Elan PLC, from 1998 to 2000.  Dr.
                                               Goddard served as Chairman, Chief Executive Officer and Director of
                                               Neurex Corporation from 1991 to 1998.  From 1976 through February
                                               1991, Dr. Goddard was employed by SmithKline Beecham Corp. and its predecessors in various positions, most recently as Senior Vice
                                               President and Director, Japan-Pacific.  He is also a Director of
                                               Onyx Pharmaceutical Inc. and Molecular Devices, Inc.  Dr. Goddard
                                               received a Ph.D. in Atieology and Epidemiology of Colon Cancer from
                                               St. Mary's Hospital, University of London.

Claude H. Nash, Ph.D.               59         Dr. Nash joined us as a Director in January 2000.  He has been
                                               Chairman of the Board of ViroPharma Incorporated since 1997, and he served as Chief Executive Officer and President of ViroPharma
                                               Incorporated from that company's inception in 1994 until August
                                               2000.  From 1983 to 1994, Dr. Nash served as Vice President,
                                               Infectious Disease and Tumor Biology at Schering-Plough Research
                                               Institute.  Dr. Nash has a B.S. in Biology and Chemistry from Lamar
                                               University, an M.S. in Microbiology and a Ph.D. in Microbial
                                               Genetics and Biochemistry from Colorado State University.


                        RATIFICATION OF APPOINTMENT OF
                            INDEPENDENT ACCOUNTANTS
                             ITEM 2 ON PROXY CARD

     Subject to stockholder ratification, the Board of Directors, acting upon the recommendation of the Audit Committee, has reappointed the firm of KPMG LLP, certified public accountants, as independent accountants to audit and report upon the financial statements of the Company for 2002. Ratification requires the affirmative vote of a majority of eligible shares present at the Annual Meeting, in person or by proxy, and voting thereon. Unless otherwise specified by the stockholders, the shares of stock represented by the proxy will be voted for ratification of the appointment of KPMG LLP as independent accountants to audit and report upon the financial statements of the Company for fiscal year 2002. If this appointment is not ratified by stockholders, the Audit Committee may reconsider its recommendation.

     One or more representatives of KPMG LLP are expected to be at the Annual Meeting. They will have an opportunity to make a statement and will be available to respond to appropriate questions.

     Audit Fees. The aggregate fees billed for professional services rendered by KPMG LLP for the year ended December 31, 2001, for the audit of the Company's annual financial statements and review of financial statements included in the Company's quarterly reports on Form 10-Q for such year were $70,000.

     Financial Information Services and Implementation Fees. There were no fees billed by KPMG LLP for financial information system design and implementation services during 2001.

     All Other Fees. The aggregate fees billed for services other than the services described under the two captions above, rendered by KPMG LLP for the year ended December 31, 2001, were $86,140. These services consist principally of review of registration statements and issuance of consents for $65,000 and tax compliance and tax consultation for $21,140.

Report of the Audit Committee

     The Audit Committee assists the Board of Directors in monitoring the integrity of the Company's financial statements. Management is responsible for the Company's financial reporting process, including its system of internal controls, and for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States of America. The Company's independent auditors are responsible for auditing those financial statements. Our responsibility is to monitor and review these processes. It is not our duty or our responsibility to conduct auditing or accounting reviews or procedures.

     We are not employees of the Company and we are not accountants or auditors by profession or experts in the fields of accounting or auditing. Therefore, we have relied, without independent verification, on management's representation that the financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States of America and on the representations of the independent auditors included in their report on the Company's financial statements. Our oversight does not provide us with an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or policies, or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, our considerations and discussions with management and the independent auditors do not assure that the Company's financial statements are presented in accordance with accounting principles generally accepted in the United States of America, that the audit of our Company's financial statements has been carried out in accordance with auditing standards generally accepted in the United States of America or that our Company's independent accountants are in fact "independent."

     In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements in the 2001 Annual Report with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

     The Audit Committee reviewed with KPMG LLP, who are responsible for expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States of America, their judgments as to the quality, not just the acceptability, of the Company's accounting principles. The Audit Committee discussed with the Company's independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61.

     The Audit Committee received the written disclosures and the letter from the Company's independent auditors required by Independence Standards Board Standard No. 1. In addition, the Audit Committee discussed with the independent auditors their independence, including the compatibility of nonaudit services with the auditor's independence.

     The Audit Committee discussed with the Company's independent auditors the overall scope and plans for their audit. The Audit Committee met with the independent auditors, with and without management present, to discuss the results of their examination, their evaluation of the Company's internal controls, and the overall quality of the Company's financial reporting.

     In reliance on the reviews and discussions referred to above, the Audit Committee recommended that the audited financial statements be included in the Annual Report on Form 10-K for fiscal year ended December 31, 2001 for filing with the Securities and Exchange Commission. The Audit Committee has also recommended, subject to stockholder approval, the selection of the Company's independent auditors.


                                                  MEMBERS OF THE AUDIT COMMITTEE

                                                                 Ellen M. Feeney
                                                                 David M. Madden
                                                                 Paul Goddard

The Board of Directors recommends a vote FOR ratification.


        AMENDMENT OF AMENDED AND RESTATED 1994 EQUITY COMPENSATION PLAN
                             ITEM 3 ON PROXY CARD

     Our Amended and Restated 1994 Equity Compensation Plan was adopted effective as of February 4, 2000, and thereafter amended. Since less than 700,000 shares remained available for issuance under that plan, in March 2002, the Board of Directors amended the plan by increasing the number of shares of Common Stock authorized for issuance under the plan by 800,000 shares, from 4,550,000 to 5,350,000. This represents an increase from approximately 15% of the issued and outstanding Common Stock of the Company to 17% of the issued and outstanding Common Stock of the Company. Under the Nasdaq listing rules, stockholder approval must be obtained when a stock option or purchase plan is to be established or other arrangement made pursuant to which stock may be acquired by officers or directors, unless the shares are issued to persons not previously employed by us as an inducement essential to their entering into employment contracts with us. If stockholder approval is obtained, we will be able to make incentive stock option grants and grants to existing employees. The Board of Directors believes that stockholder approval of the Board of Director's increase in the number of shares of Common Stock which may be issued under the plan is necessary to ensure that sufficient shares will be available to support our continuing efforts to attract and retain highly qualified employees.

     Certain terms and provisions of the plan are summarized below. This summary, however, does not purport to be a complete description of the plan and is qualified in its entirety by the terms of the plan.

General

     We adopted the Amended and Restated 1994 Equity Compensation Plan, effective as of February 4, 2000, and thereafter amended. Under the plan, prior to the amendment described above, we are authorized to grant options to eligible individuals for up to a total of 4,550,000 shares of our Common Stock. The plan authorizes us to grant either options intended to constitute incentive stock options under the Internal Revenue Code of 1986, as amended, or non-qualified stock options. Under the plan, the compensation committee of the Board of Directors or the Board of Directors will determine the exercise price of each option granted, provided that the minimum exercise price is equal to the fair market value of the underlying stock on the date the option is granted. The maximum term of any option will be ten years from the date of grant. Options granted will be exercisable at the determination of the compensation committee of the Board of Directors or the Board of Directors, and the options will vest according to the vesting schedule which shall be determined by the Board of Directors or the compensation committee. Within any one-year period, an employee may not receive options to purchase more than 200,000 shares of our Common Stock.

     Eligibility. Officers and other employees of ours, non-employee members of the Board of Directors, and consultants are eligible to participate in the plan and receive non-qualified stock options. Under the plan, only our officers and other employees are eligible to receive incentive stock options.

     Change in Control. The plan includes the following change in control provisions which may result in the accelerated vesting of outstanding option grants and stock issuances:

     In a merger or consolidation, sale of all or substantially all assets, sale of all or a majority of the outstanding stock, liquidation or dissolution or any similar transactions, unless otherwise provided in an optionee's grant letter, the vesting and exercisability of all options that are outstanding and unexercised as of such change of control, to the extent unvested, and any unvested shares held by an optionee will be accelerated such that all outstanding options are fully vested and exercisable and all shares held by an optionee are fully vested, and, if Adolor does not survive any such transaction Adolor shall, if Adolor does not cash-out all outstanding options, require the successor corporation to assume all outstanding options and to substitute such options with awards involving the common stock of such successor corporation on terms and conditions necessary to preserve the rights of optionees with respect to such options. The compensation committee or the Board of Directors, in its sole discretion, may require the cancellation of all outstanding vested options in exchange for a cash payment in an amount equal to the excess, if any, of the fair market value of the common stock underlying the unexercised portion of the option as of the date of the change of control over the option price of such portion.

Federal Tax Consequences of Stock Options

     In general, neither the grant nor the exercise of an incentive stock option will result in taxable income to an option holder or a deduction to us. To receive special tax treatment as an incentive stock option under the Internal Revenue Code as to shares acquired upon exercise of an incentive stock option, an option holder must neither dispose of such shares within two years after the incentive stock option is granted nor within one year after the exercise of the option. In addition, the option holder must be an employee at all times between the date of grant and the date three months, or one year in the case of disability, before the exercise of the option. Special rules apply in the case of the death of the option holder. Incentive stock option treatment under the Internal Revenue Code generally allows the sale of our common stock received upon the exercise of an incentive stock option to result in any gain being treated as a capital gain to the option holder, but we will not be entitled to a tax deduction. However, the exercise of an incentive stock option, if the holding period rules described above are satisfied, will give rise to income includable by the option holder in his or her alternative minimum tax in an amount equal to the excess of the fair market value of the stock acquired on the date of the exercise of the option over the exercise price.

     If the holding rules described above are not satisfied, gain recognized on the disposition of the shares acquired upon the exercise of an incentive stock option will be characterized as ordinary income. Such gain will be equal to the difference between the exercise price and the fair market value of the shares at the time of exercise. Special rules may apply to disqualifying dispositions where the amount realized is less than the value at exercise. We will generally be entitled to a deduction equal to the amount of such gain included by an option holder as ordinary income. Any excess of the amount realized upon such disposition over the fair market value at exercise will generally be long-term or short-term capital gain depending on the holding period involved. Notwithstanding the foregoing, in the event that the exercise of the option is permitted other than by cash payment of the exercise price, various special tax rules may apply.

     No income will be recognized by an option holder at the time a non-qualified stock option is granted. Generally, ordinary income will, however, be recognized by an option holder at the time a vested non-qualified stock option is exercised in an amount equal to the excess of the fair market value of the underlying common stock on the exercise date over the exercise price. We will generally be entitled to a deduction for federal income tax purposes in the same amount as the amount included in ordinary income by the option holder with respect to his or her non-qualified stock option. Gain or loss on a subsequent sale or other disposition of the shares acquired upon the exercise of a vested non-qualified stock option will be measured by the difference between the amount realized on the disposition and the tax basis of such shares, and will generally be long-term capital gain depending on the holding period involved. The tax basis of the shares acquired upon the exercise of any non-qualified stock option will be equal to the sum of the exercise price of such non-qualified stock option and the amount included in income with respect to such option. Notwithstanding the foregoing, in the event that exercise of the option is permitted other than by cash payment of the exercise price, various special tax rules apply.

     Unless the holder of an unvested non-qualified stock option makes an 83(b) election as described below, there generally will be no tax consequences as a result of the exercise of an unvested option until the stock received upon such exercise is no longer subject to a substantial risk of forfeiture or is transferable. Generally, when the shares have vested, the holder will recognize ordinary income, and we will be entitled to a deduction, equal to the difference between the fair market value of the stock at such time and the exercise price paid by the holder for the stock. Subsequently realized changes in the value of the stock generally would be treated as long-term or short-term capital gain or loss, depending on the length of time the shares were held prior to disposition of such shares. In general terms, if a holder were to make an 83(b) election under Section 83(b) of the Internal Revenue Code upon the exercise of the unvested option, the holder would recognize ordinary income on the date of the exercise of such option, and we would be entitled to a deduction, equal to:

     . the fair market value of the stock received pursuant to such exercise as though the stock were not subject to a substantial risk of forfeiture or transferable, minus

     .    the exercise price paid for the stock.

     If an 83(b) election were made, there would generally be no tax consequences to the holder upon the vesting of the stock, and all subsequent appreciation in the stock would generally be eligible for capital gains treatment.

     Additional special tax rules may apply to those option holders who are subject to the rules set forth in Section 16 of the Securities Exchange Act of 1934. The foregoing tax discussion is a general description of certain expected federal income tax results under current law, and all affected individuals should consult their own advisors if they wish any further details or have special questions.

     Section 162(m). Section 162(m) of the Internal Revenue Code may preclude us from claiming a federal income tax deduction if we pay total remuneration in excess of $1 million to the chief executive officer or to any of the other four most highly compensation officers in any one year. Total remuneration would generally include amounts received upon the exercise of stock options granted under the plan and the value of shares received when restricted shares become transferable or such other time when income is recognized. An exception does exist, however, for performance-based compensation which includes amounts received upon the exercise of stock options pursuant to a plan approved by stockholders that meets certain requirements. The Amended and Restated 1994 Equity Compensation Plan is intended to make grants of stock options and stock appreciation rights that meet the requirements of performance-based compensation. Other awards have been structured with the intent that such awards may qualify as such performance based compensation if so determined by the compensation committee.

     Approval of the amendment requires the affirmative vote of a majority of eligible shares present at the Annual Meeting, in person or by proxy, and voting thereon.

     The Board of Directors recommends a vote FOR the amendment to the Amended and Restated 1994 Equity Compensation Plan.


                   SUBMISSION OF STOCKHOLDER PROPOSALS AND
                             DIRECTOR NOMINATIONS

     Stockholders wishing to have a proposal included in the Board of Directors' 2003 Proxy Statement must submit the proposal so that the Secretary of the Company receives it no later than December 6, 2002. The Securities and Exchange Commission rules set forth standards as to what stockholder proposals are required to be included in a proxy statement. Stockholders wishing to have a proposal presented at an annual meeting must submit the proposal so that the Secretary of the Company receives it not less than 120 days prior to the first anniversary of the date of this proxy statement; provided, however, that in the event that the date of the meeting is advanced by more than 30 days from the date of the 2002 Annual Meeting of Stockholders, notice by the stockholder must be received no later than the close of business on the 10th day following the earlier of the date on which notice of the date of the meeting was mailed or public disclosure was made. Securities and Exchange Commission rules establish a different deadline for submission of stockholder proposals that are not intended to be included in the Company's proxy statement with respect to discretionary voting. The deadline for these proposals for the year 2003 annual meeting is February 21, 2003 (45 calendar days prior to the anniversary of the mailing date of this proxy statement). If a stockholder gives notice of such a proposal after this deadline, the Company's proxy holders will be allowed to use their discretionary authority to vote against the stockholder proposal when and if the proposal is raised at the Company's 2003 Annual Meeting.

                            EXECUTIVE COMPENSATION
                     REPORT OF THE COMPENSATION COMMITTEE
                           OF THE BOARD OF DIRECTORS
                           ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board of Directors is composed of three non-employee directors. The Compensation Committee is responsible for setting and administering the policies that govern annual executive salaries, bonuses, and stock ownership programs. The Compensation Committee annually evaluates the performance, and determines or recommends to the full board, the compensation of the Chief Executive Officer (CEO) and our other executive officers based upon a mix of the achievement of corporate goals, individual performance and comparisons with other biopharmaceutical companies. The Compensation Committee then determines or recommends to the full board what the compensation should be for the individuals at the executive level.

Role of the Compensation Committee

     The goals of the Compensation Committee with respect to executive officers, including the CEO, are to provide compensation that is designed to attract, motivate and retain executives of outstanding ability and potential and to align the interests of executive officers with the interests of our stockholders. We seek to provide incentives for superior individual performance by paying competitive compensation, and to base a significant portion of compensation upon that performance. To meet these goals, the Compensation Committee has adopted a mix among the compensation elements of salary, bonus and stock option grants. In general, the exercise price of stock option grants will be set equal to the fair market value of the common stock on the date of grant.

     Many traditional measures of corporate performance for mature pharmaceutical companies or companies in other industries, such as earnings per share or sales growth, are not useful in the evaluation of pharmaceutical companies at our stage of development. Accordingly, the compensation committee evaluates other indications of performance, such as our progress in achieving milestones in the development of our drug candidates, negotiating collaborations with pharmaceutical companies, obtaining rights to products and technologies, enhancing shareholder value and raising the capital needed for our operations as the basis in making executive compensation decisions.

Executive Compensation Summary

     To ensure that the elements of an executive's compensation remain competitive with other biopharmaceutical companies, the Company conducts and subscribes to a number of compensation surveys. The surveys used for these purposes are provided by outside consultants and do not identify the names of participating companies. Using these surveys, the Company focuses primarily on companies of similar size and stage of development in the biotechnology industry, with the objective of setting a base salary, which is generally above average when compared with these companies. Because the number of Adolor employees was greater than 50, but less than 150 during most of 2001, comparisons were made primarily with companies at a similar stage of product development with 50-149 employees.

     The Company competes against other biopharmaceutical companies as well as major pharmaceutical companies for qualified personnel. The salaries paid by the major pharmaceutical companies, which maintain executive staffs in the region, heavily influence salaries for experienced executives of biotechnology companies in the Southeastern Pennsylvania region. The salaries of Adolor's executives are set below the levels which would be achieved by executives with similar levels of authority and experience in larger biopharmaceutical companies. To compensate for this shortfall and remain competitive in the market for qualified executives, the Company places a correspondingly greater weight on variable pay incentives and longer-term compensation. The Compensation Committee believes that by increasing the emphasis on variable pay amounts and long-term incentives, the Company is able to attract executives who are willing to sacrifice current earnings and the retirement benefits generally offered by larger employers for potential long-term gains in a less stable and more risky environment. The Compensation Committee believes that stockholders in Adolor share a similar risk profile.

Base Salaries

     Executive salaries are reviewed by the Compensation Committee at the end of each year, with any adjustments to base salary becoming effective on January 1 of the succeeding year. During this review, the compensation committee considers, in addition to the information provided by the salary surveys, the individual executive's contribution to the Company's achievements and changes in the role and responsibility of the executive during the year. Because the Company is experiencing rapid growth and internal change, particular care is taken to ensure that expanded responsibilities are recognized in the calculation of base pay. Executive salary increases in 2002 ranged from 4% to 8% of base salary. The Compensation Committee met in January 2002 to review and approve base salary increases and option grants for the CEO and other executive officers for 2002. The Compensation Committee considered the Company's development program, financial position and salaries at comparable biopharmaceutical companies in determining the salary of the CEO. The Compensation Committee set the CEO's base salary for 2002 at $317,000.

Short Term Incentive Program

     Corporate and individual goals and milestones are established at the beginning of each year and include targets for progress in the Company's research and drug development efforts, entering into corporate collaborations and financings. The Compensation Committee provides bonus incentives for achievement of these goals because it believes that attainment of these goals will ultimately lead to the successful commercialization of the Company's product candidates and will be in the best long-term interests of the Company's stockholders.

     The bonus award level for 2001 was 32% of base salary for John Farrar, CEO ($98,454), and no larger than 23.4% for Vice Presidents.

Long Term Incentives

     Long-term incentives have been provided by means of periodic grants of stock options.

     The options generally have exercise prices equal to the fair market value of the underlying shares of Common Stock on the date of grant, vest over a four-year period and expire ten years from the date of grant. The Compensation Committee considers stock options to be a valuable and necessary compensation tool that aligns the long-term financial interests of the Company's executives with the financial interests of its stockholders. Further, the vesting provisions of the Company's Amended and Restated 1994 Equity Compensation Plan (the "Plan") serve to retain qualified employees, providing continuing benefits to the Company beyond those achieved in the year of grant. Stock options are generally granted at the time of employment, and are granted annually at the discretion of the Compensation Committee. The Compensation Committee determined the number of options to be granted by comparison to other biotechnology companies at similar stages of development.

     In 2002, the Compensation Committee granted John Farrar stock options totaling 52,500 shares. Through January 2002, the compensation committee also granted the Vice Presidents a total of 107,011 shares of Common Stock. These awards were made based on their performance during the year, recognizing that their retention and motivation are crucial to the long-term value of the Company. Further, one newly hired Vice President received new-hire incentive stock option grants totaling 25,000 shares. The stock options vest over four years at a rate of 1/48/th/ per month. The Compensation Committee believes that the achievement of both short and long-term objectives over the next few years will place considerable demands on the executive team, and that their retention and motivation are crucial to building long-term corporate value.

Deductibility of Certain Compensation

     Payments during 2002 to the Company's executives under the various programs discussed above were made with regard to the provisions of section 162(m) of the Internal Revenue Code that became effective on January 1, 1994. Section 162(m) limits the deduction that may be claimed by a "public company" for compensation paid to certain individuals to $1 million except to the extent that any excess compensation is "performance-based compensation." In accordance with current regulations, the amounts received upon the exercise of stock options under the Plan will qualify as "performance-based compensation." Through December 31, 2002, this provision has not affected our tax deductions, and the Compensation Committee believes that, at the present time, it is quite unlikely that the compensation paid to any of our employees in a taxable year, which is subject to the deduction limit, will exceed $1,000,000. The Compensation Committee intends to continue to evaluate the effects of the statute and any applicable regulations and to comply with Internal Revenue Code Section 162(m) in the future to the extent consistent with our best interests.



                                           MEMBERS OF THE COMPENSATION COMMITTEE

                                                              Claude Nash, Ph.D.
                                                              Robert Nelsen

                     EXECUTIVE OFFICERS OF THE REGISTRANT

     Our executive officers, their ages and their positions are as follows:

Name                                  Age         Title
----                                  ---         -----
John J. Farrar (1)  ...........       57          President, Chief Executive Officer and Director
Deanne D. Garver (2)  .........       43          Vice President, Preclinical Development and Projects Management
Linda Y. Harver (3)............       49          Vice President, Regulatory Affairs and Quality Assurance
David Jackson (4)..............       55          Senior Vice President of Research and Development
Alan L. Maycock (5)  ..........       59          Vice President, Exploratory Research and Drug Discovery
Gwen A. Melincoff (6)  ........       49          Vice President, Business Development
Andrew D. Reddick (7)..........       49          Senior Vice President of Commercial Operations and Chief Operating Officer
Peter J. Schied (8)............       59          Senior Vice President, Chief Financial Officer and Secretary
William K. Schmidt (9).........       51          Vice President, Scientific Affairs
Bruce Wallin (10)..............       52          Vice President, Clinical Research and Development

          (1) John J. Farrar, Ph.D. Dr. Farrar joined us as our President, Chief Executive Officer and a Director in November 1994. Previously, Dr. Farrar was Senior Vice President and Director of Biological Research at the Research Division of Sterling Winthrop Pharmaceuticals, and had responsibility for approximately 225 scientists conducting drug discovery research. Prior to that, Dr. Farrar was Group Director of Biological Research at Hoffman-LaRoche and oversaw research programs in the areas of immunology, cancer and virology. Dr. Farrar received a B.A. in Zoology and an M.S. in Microbiology from Miami University and a Ph.D. in Microbiology/Immunology from the University of Notre Dame.

          (2) Deanne D. Garver, Ph.D. Dr. Garver joined us as our Vice President, Preclinical Development and Projects Management in July 1998. From March 1995 to July 1998, she was Associate Project Director, Cardiopulmonary Project Management, at SmithKline Beecham Pharmaceuticals, where she led project teams through clinical trials in Phases I-III and was responsible for development strategy and operational plans for therapeutic approaches to asthma and chronic obstructive pulmonary disease and for anticoagulation drugs. Dr. Garver received a B.A. in Biology and Chemistry from the College of Notre Dame of Maryland and a Ph.D. in Medicinal Chemistry from the Medical College of Virginia at Virginia Commonwealth University.

          (3) Linda Harver, J.D. Ms. Harver joined us as our Vice President, Regulatory Affairs and Quality Assurance in June 2000. From November 1999 to June 2000, she was Vice President of Regulatory Affairs of IBAH, Inc., a contract research organization. From November 1996 to November 1999, she was Vice President of Regulatory Affairs of IBEX Technologies, a biopharmaceutical firm. She held positions of increasing responsibility in Regulatory Affairs for Sanofi, Inc., a pharmaceutical company, from August 1987 to November 1996. Ms. Harver has directed regulatory submissions and strategies for multiple therapeutic areas. Ms. Harver received a B.S. in Pharmacy from the Medical College of Virginia, an M.B.A. from the University of Richmond and a J.D. from Widener University.

          (4) David Jackson, M.D. Dr. Jackson joined us as our Senior Vice President of Research and Development in January 2001. From 1994 to 2001, Dr. Jackson served in several positions with Omnicare Clinical Research, Inc. (formerly IBAH), a large clinical research organization. His responsibilities included Chief Medical Officer and President of the clinical research organization in the United States. Previously, Dr. Jackson was Vice President, Clinical Research and Development for Janssen Research Foundation from 1988 to 1994. Dr. Jackson received a M.B., Ch.B. from the University of Glasgow.

          (5) Alan L. Maycock, Ph.D. Dr. Maycock joined us as our Vice President of Exploratory Research and Drug Discovery in January 1995. From April 1988 to January 1995, Dr. Maycock worked at the Research Division of Sterling Winthrop Pharmaceuticals, where, during the last year of his employment he was Senior Director of Biochemistry and directed drug discovery programs targeted at specific enzymes and receptors in several therapeutic areas, including inflammation, the central nervous system and immunomodulation. From 1974 to 1988, Dr. Maycock held various positions at Merck Sharp & Dohme Research Laboratories, most recently as Associate Director of Inflammation Research. Dr. Maycock received a B.A. in Chemistry from Harvard College and an M.S. and Ph.D. in Organic Chemistry from Massachusetts Institute of Technology.

          (6) Gwen A. Melincoff. Ms. Melincoff joined us as our Vice President, Business Development in January 1999. From October 1994 to January 1999, she was Director of Business Development at NanoSystems, a subsidiary of Eastman Kodak and, after October 1998, a division of Elan Corporation, plc, where she was responsible for identifying and implementing the marketing and business development strategies. Ms. Melincoff received a B.S. in Biology from George Washington University and a M.S. in Management--Health Care Administration from Penn State University.

          (7) Andrew D. Reddick. Mr. Reddick joined us as our Senior Vice President of Commercial Operations and Chief Operating Officer in April 2000. From July 1999 to April 2000, Mr. Reddick was President of Faulding Laboratories, Inc., the branded pharmaceutical division of Faulding, Inc., which is a wholly owned U.S. subsidiary of F.H. Faulding and Co. Limited. Starting in August 1996, Mr. Reddick held executive- and senior-level management positions in marketing, sales and business development with Faulding, Inc. From July 1995 to July 1996, Mr. Reddick was President and Director of Endeavor Pharmaceuticals Inc., a privately-held emerging pharmaceutical company focusing on products for female healthcare. Mr. Reddick received a B.A. in Biology from the University of California, Santa Barbara, and an M.B.A. from Duke University.

          (8) Peter J. Schied. Mr. Schied joined us as our Vice President, Chief Financial Officer and Secretary in June 1997. He was elected Senior Vice President in November 2001. From March 1993 to May 1997, he was Chief Financial Officer and Vice President of Finance for Transcell Technologies, Inc., a healthcare services company. Mr. Schied previously held senior level finance positions for healthcare companies including Greenwich Pharmaceuticals, Inc., Foster Medical Corporation, Rorer Group, Inc., International Division and Bristol-Myers Company, International Division. Mr. Schied received a B.S. in Engineering and an M.B.A. in Finance and International Business from Drexel University.

          (9) William K. Schmidt, Ph.D. Dr. Schmidt joined us as our Vice President, Technical Affairs in July 2000 after serving as a Scientific Advisory Consultant to our company since February 1998. From August 1995 to June 2000, Dr. Schmidt was President and Chief Executive Officer of NorthStar Research & Development, Ltd., a startup biopharmaceutical company with an interest in developing novel pain management pharmaceutical products. Dr. Schmidt received an A.B. in Biochemistry from the University of California, Berkeley, and a Ph.D. in Pharmacology from the University of California, San Francisco. In January 2002, Dr. Schmidt became Vice-President of Scientific Affairs

          (10) Bruce Wallin. Dr. Wallin joined us as our Vice President of Clinical Research and Development in December 2001. From 1993 to 2000, Dr. Wallin served as Venture Head, Cardiovascular/Diabetes Venture at Abbott Laboratories. From July 1982 to April 1993, Dr. Wallin served in several positions with Smith Kline Beecham Pharmaceutical, now GlaxoSmithKline. Dr. Wallin holds a B.A. in pre-med from Gustavers Adolphus College and an M.D. from the University of Minnesota Medical School.

                              COMPENSATION TABLES

Executive Compensation

     The following table sets forth, for the fiscal years ending December 31, 2001, 2000 and 1999, certain information regarding the cash compensation paid by the Company, as well as certain other compensation paid or accrued for such year, to each of the executive officers of the Company named below, in all capacities in which they served.

                          Summary Compensation Table

                                                                                                       Long-Term
                                                                 Annual                               Compensation
                                                              Compensation                               Awards
                                                   ------------------------------------------         -------------
                                                                                                       Securities
                                                                                All Other              Underlying
Name and Principal Position                Year     Salary      Bonus       Compensation (1)             Options
--------------------------------------    -----    --------    -------     ------------------         -------------
John J. Farrar                             2001    $307,686    $98,454              $  7,210               55,000
 President, Chief Executive Officer and    2000     285,720     93,040                 7,210              376,875
 Director                                  1999     211,319     21,305                 7,210              110,502

David Jackson (2)                          2001    $275,735    $97,445                     -              100,000
 Senior Vice President, Research &         2000           -          -                     -                    -
 Development                               1999           -          -                     -                    -

Andrew D. Reddick (3)                      2001    $257,333    $87,779                                     12,250
 Senior Vice President of Commercial       2000     172,115     62,500              $137,071              262,000
 Operations and Chief Operating Officer    1999           -          -                     -                    -

Peter J. Schied                            2001    $197,600    $38,481                     -               11,000
 Senior Vice President, Chief Financial    2000     178,938     41,050                     -               82,706
 Officer and Secretary                     1999     158,222      6,948                     -               46,809

Deanne D. Garver                           2001    $187,147    $36,432                     -               11,000
 Vice President, Preclinical               2000     176,677     26,160                     -               61,765
 Development and Projects Management       1999     132,500      9,730                     -               23,309

__________

(1) Consists of life insurance premiums paid by us for Dr. Farrar and relocation expenses paid for Mr. Reddick.

(2)  Dr. Jackson commenced employment with the company in January 2001.

(3)  Mr. Reddick commenced employment with the company in May 2000.

Employee Agreements


     In October 1994, we entered into an at will employment agreement, an employment agreement that permits us to terminate the employee at any time, with Dr. Farrar in connection with which he purchased 453,280 shares of our common stock for $1,150. Under the terms of the employment agreement, either party can terminate the employment relationship at any time without any continuing obligation. Dr. Farrar is eligible for an annual performance bonus based on our attaining goals and objectives established by the Board of Directors.

     In January 2001, we entered into an at will employment agreement with Dr. Jackson in which we granted him options to purchase 50,000 shares of our common stock at an exercise price of $21.25 and 30,000 shares of our common stock at an exercise price of $16.25 per share. If we terminate Dr. Jackson for any reason other than cause, we (or our successor) are obligated to continue to pay Dr. Jackson at his current base salary rate for twelve months following such termination.

     In March 2000, we entered into an at will employment agreement with Mr. Reddick, in connection with which we granted him options to purchase 220,000 shares of our common stock at an exercise price of $2.50 per share. Under the terms of the employment agreement, either party will be able to terminate the employment relationship at any time. If we terminate Mr. Reddick pursuant to a change of control or for any other reason other than just cause, we (or our successor) are obligated to continue to pay Mr. Reddick at his then current base salary rate for nine months following such termination.

     In May 1997, we entered into an at will employment agreement with Mr. Schied, in connection with which we granted him options to purchase 100,000 shares of our common stock at an exercise price of $.35 per share. Under the terms of the employment agreement, either party can terminate the employment relationship at any time. If we terminate Mr. Schied pursuant to a change of control or for any other reason other than just cause, we (or our successor) are obligated to continue to pay Mr. Schied at his then current base salary rate for six months following such termination. We may defer these severance payments in certain circumstances.

     In January 1995, we entered into an at will employment agreement with Dr. Maycock, in connection with which we granted him options to purchase 70,000 shares of our common stock at an exercise price of $.125 per share. Dr. Maycock is eligible for an annual performance bonus based on our attaining goals and objectives established by our Board of Directors. Under the terms of the employment agreement, either party can terminate the employment relationship at any time. Dr. Maycock is entitled to a $15,000 one-time severance payment if we terminate his employment with us, subject to certain qualifications with respect to our financial condition.

     In January 1999, we entered into an at will employment agreement with Ms. Melincoff in which we granted her 60,000 shares of our common stock at an exercise price of $0.375 per share.

     In June 1998, we entered into an at will employment agreement with Dr. Garver in which we granted her 50,000 shares of our common stock at an exercise price of $0.35 per share.

     In June 2000, we entered into an at will employment agreement with Ms. Harver in which we granted her 50,000 shares of our common stock at an exercise price of $2.50 per share.

     In July 2000, we entered into an at will employment agreement with Dr. Schmidt in which we granted him 42,000 shares of our common stock at an exercise price of $2.75 per share.

     In November 2001, we entered into an at will employment agreement with Dr. Wallin in which we granted him 25,000 shares of our common stock at an exercise price of $16.91 per share.

Stock Options

     The following table sets forth information regarding stock options granted under the Amended and Restated 1994 Equity Compensation Plan during the fiscal year 2001 to the executive officers of the Company named below:

             Option Grants During the Year Ended December 31, 2001

          Name           Number of        Percentage         Exercise      Expiration       Potential Realizable Value at
          ----          Securities          of Total        Price per         Date        Assumed Annual Rates of Stock Price
                        Underlying           Options        Share (2)         ----         Appreciation for Option Term (3)
                         Options            Granted to      ---------
                        Granted (1)         Employees
                        -----------          in 2001                                                5%                      10%
                                             -------                                             --------               ----------
John J. Farrar                   55,000            10.06%       $ 21.30    06/04/2011            $736,750               $1,867,069

David Jackson                    50,000            14.63%       $ 21.25    01/29/2011            $668,201               $1,693,351
                                 30,000                         $ 16.25    01/29/2011             306,586                  776,949
                                 20,000                         $14.615    12/04/2011             183,826                  465,851

Andrew D. Reddick                12,250             2.24%       $ 21.30    06/04/2011            $164,094               $  415,847

Peter J. Schied                  11,000             2.01%       $ 21.30    06/04/2011            $147,350               $  373,414

Deanne D. Garver                 11,000             2.01%       $ 21.30    06/04/2011            $147,350               $  373,414

__________
(1) All options granted to employees are immediately exercisable, are incentive stock options and generally vest over four years at the rate of 25% of the shares subject to the option per year. Unvested shares are subject to a right of repurchase upon termination of employment. Options expire ten years from the date of grant.

(2) The Company granted options at an exercise price equal to the fair market value of its Common Stock on the date of grant, as determined by the Board of Directors. Dr. Jackson was granted an option to purchase 30,000 shares on January 29, 2001 at an exercise price $5.00 per share less then the fair market value on that date.

(3) These amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. These gains are based on assumed rates of stock price appreciation of 5% and 10% compounded annually from the date the respective options were granted to their expiration dates. These assumptions are not intended to forecast future appreciation of the Company's stock price. The potential realizable value computation does not take into account federal or state income tax consequences of option exercises or sales of appreciated stock.

     The following table sets forth information regarding 2001 fiscal year-end option values for each of the executive officers named below:

                    Year-End December 31, 2001 Option Values

                                                              Number of Securities Underlying     Value of Unexercised In-the-
                                                               Unexercised Options at Fiscal          Money Options at
                                                                          Year-End                  Fiscal Year-End (1) ($)
          Name             Number of           Value          Exercisable        Unexercisable    Exercisable         Unexercisable
          ----              Shares           Realized         -----------        -------------    -----------         -------------
                          Acquired on           ($)
                           Exercise             ---
                           --------
John J. Farrar                 7,800         $132,678             249,979              264,596     $3,314,041           $3,631,813

David Jackson                     --               --              18,332               81,668     $  (26,126)          $  (21,174)

Andrew D. Reddick                 --               --             110,346              163,903     $1,618,419           $2,346,429

Peter J. Schied                   --               --              76,498               61,473     $1,132,113           $  852,267

Deanne D. Garver                  --               --              65,947               50,827     $  956,938           $  710,063
__________

(1) These year-end values represent the difference between the fair market value of the Common Stock subject to the options (based on the stock's closing price on The Nasdaq National Market on December 31, 2001) and the exercise price of the options.

                          OTHER FORMS OF COMPENSATION

     We refer you to the description of our Amended and Restated 1994 Equity Compensation Plan set forth above under "Amendment of Amended and Restated 1994 Equity Compensation Plan".

     In 1995, the Company adopted a 401(k) Profit Sharing Plan (the 401(k) Plan) available to all employees meeting certain eligibility criteria. The 401(k) Plan permits participants to contribute up to 20% of their salary, not to exceed the limits established by the Internal Revenue Code. All contributions made by a participant vest immediately into the participant's account. The Company is not required to make and did not make any contributions to the 401(k) Plan in 1999, 2000 and 2001.

                            STOCK PERFORMANCE GRAPH

    COMPARISON OF 13 MONTH CUMULATIVE TOTAL RETURN AMONG ADOLOR CORPORATION, THE NASDAQ STOCK MARKET (U.S.) INDEX AND THE NASDAQ BIOTECHNOLOGY INDEX

     The following graph presents a comparison of the Company's stock performance with that of The NASDAQ National Market (U.S.) Index and the NASDAQ Biotechnology Index from the date of the Company's initial public offering, November 13, 2000, through December 31, 2001.

                COMPARISON OF 13 MONTH CUMULATIVE TOTAL RETURN*
                           AMONG ADOLOR CORPORATION,
                     THE NASDAQ STOCK MARKET (U.S.) INDEX
                      AND THE NASDAQD BIOTECHNOLOGY INDEX

ADOLOR CORP

                                                                  Cumulative Total Return
                               ----------------------------------------------------------------------------------------
                                 11/14/00    11/00    12/00     1/01      2/01     3/01      4/01      5/01       6/01
ADOLOR CORPORATION                100.00    119.33    126.62   123.02    107.56   112.95     92.37     126.16    124.32
NASDAQ STOCK MARKET (U.S.)        100.00     82.63     78.24    87.73     67.92    58.40     67.11      67.03     68.83
NASDAQ BIOTECHNOLOGY              100.00     91.71     94.82    91.17     84.14    67.03     79.74      86.36     88.61

                                                 Cumulative Total Return
                               --------------------------------------------------------
                                  7/01       8/01     9/01     10/01    11/01     12/01
ADOLOR CORPORATION               119.42     104.92    97.44    88.35    85.76    103.31
NASDAQ STOCK MARKET (U.S.)        64.45      57.43    47.76    53.88    61.55     62.08
NASDAQ BIOTECHNOLOGY              75.99      76.77    64.94    75.52    82.74     79.67

*100 invested on 11/14/00 in stock or index-including reinvestment of dividends.

                    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                       OWNERS AND DIRECTORS AND OFFICERS

     The following table sets forth information as of March 25, 2002, with respect to shares of Common Stock beneficially owned by (i) each person or group that is known to the Company to be the beneficial owner of more than 5% of outstanding Common Stock, (ii) each director and named executive officer of the Company and (iii) all directors and executive officers of the Company as a group. Unless otherwise specified, all shares are directly held.

                                                                              Number of Shares          Percent of Shares
                                                                             Beneficially Owned            Outstanding
                                                                             ------------------            -----------
5% Beneficial Owners, Directors, Named Officers
-----------------------------------------------

Entities Affiliated with MPM Capital (1)                                            3,054,140                   9.79%
     c/o Luke Evnin
     601 Gateway Blvd.
     Suite 360
     San Francisco, CA 94080
Deutche Bank AG (2)                                                                 2,977,400                   9.55%
     Taunusanlage 12, 60325.
     Frankfurt, Federal Republic of Germany
Robert T. Nelsen (3)                                                                2,263,714                   7.26%
     c/o Arch Venture Fund III, L.P.
     8725 West Higgins Rd., Suite 290
     Chicago, IL 60631
WPG Venture Partners III, L.P. (4)                                                  2,204,761                   7.07%
     555 California Street
     Suite 3130
     San Francisco, CA 94104
Credit Suisse First Boston (5)                                                      2,141,775                   6.86%
     Uetlibergstrasse 231, PO Box 900
     CH-8070 Zurich, Switzerland
Falcon Technology Partners L.P. (6)                                                 1,845,238                   5.92%
     600 Dorset Road
     Devon, PA 19833
BB Biotech AG (7)                                                                   1,742,500                   5.59%
     Vodergasse 3, CH-8300
     Schaffhausen, Switzerland
John J. Farrar (8)                                                                    863,176                   2.77%
David Jackson                                                                          28,484                      *
Andrew D. Reddick                                                                     136,393                      *
Peter J. Schied                                                                       202,091                      *
Deanne Garver                                                                         101,819                      *
Claude Nash                                                                            14,062                      *
Ellen M. Feeney                                                                        14,168                      *
David Madden                                                                           25,000                      *
Paul Goddard                                                                           25,000                      *
All Directors and executive officers as a group (15 persons)                        1,849,919                   5.93%

_______________________________
*    Represents less than 1%

(1) Includes (i) 207,171 shares owned by MPM Bioventures II, L.P.; (ii) 1,878,299 shares owned by MPM Bioventures II-QP, L.P.; (iii) 661,270 shares owned by MPM Bioventures GMBH & Co. Parallel-Beteiligungs KG; and 6,200 shares owned by MPM Asset Management Investors 2000 B LLC. This also includes shares held through entities advised and/or managed by MPM BioEquities Adviser LLC ("MPM BioEquities Adviser") and the general partners and control person of such entities. MPM BioEquities Adviser is controlled by MPM Capital II GP LLC and is the adviser of MPM BioEquities Master Fund L.P., the direct and indirect general partners of which are MPM BioEquities GP L.P. and MPM BioEquities GP LLC. 301,200 of the shares are held of record by MPM BioEquities Master Fund L.P. The address for MPM Bioventures II, L.P. is 601 Gateway Blvd., Suite 360, San Francisco, CA 94080. The person with investment control of these shares is Dr. Luke Evnin. Dr. Evnin disclaims beneficial ownership except to the extent of his pecuniary interest therein.

(2) Includes 351,400 shares owned by Deutsche Bank AG, 346,200 shares owned by Deutsche Asset Management Europe GmbH and 2,279,800 shares owned by DWS Investment S.A. Luxemburg. Deutsche Asset Management Europe GmbH is a wholly-owned subsidiary of Deutsche Bank AG and is the record owner of 346,200 shares. The address for Deutsche Asset Management Europe GmbH is Feldbergstrasse 22, 60323 Frankfurt, Federal Republic of Germany. DWS Investment S.A. Luxemburg is a wholly-owned subsidiary of Deutsche Bank AG and is the record owner of 2,279,800 shares. The address for DWS Investment S.A. Luxemburg is Gruneburgweg 113-115, 60612 Frankfurt, Federal Republic of Germany.

(3) Includes (i) 767,380 shares owned by ARCH Venture Fund II, L.P. and (ii) 1,494,584 shares owned by ARCH Venture Fund III, L.P. and (iii) 1,750 shares owned by Mr. Nelsen. Mr. Nelsen is a managing director of the general partner of the general partner of the general partner of ARCH Venture Fund II, L.P. and a managing director of the general partner of ARCH Venture Fund III, L.P. The address of ARCH Venture Fund II, L.P. is 8725 West Higgens Rd., Suite 290, Chicago, IL 60631. The people who have investment control of the ARCH Venture Fund II, L.P. shares are Robert T. Nelsen, Steven Lazarus and Keith Crandall, each of whom disclaims beneficial ownership of these shares except to the extent of their pecuniary interest therein.

(4) Includes (i) 1,211,480 shares owned by WPG Enterprise Fund II, LP; (ii) 969,472 shares owned by Weiss, Peck & Greer Venture Associates III, L.P.; and (iii) 23,809 shares owned by WPG LifeScience Entrepreneur Fund. WPG Venture Partners III, L.P. is the Fund Investment Advisory Member of Weiss, Peck & Greer Venture Associates III, L.P., WPG Enterprise Fund II, L.P. and WPG LifeScience Entrepreneur Fund. The address for WPG Venture Partners III, L.P. is 555 California Street, Suite 3130, San Francisco, CA 94104. The people who have investment control of these shares are Gill Cogan and Phillip Greer, each of whom disclaims beneficial ownership except to the extent of their pecuniary interest therein.

(5) The Sprout Group is a division of DLJ Capital Corporation, a wholly owned subsidiary of Credit Suisse First Boston (USA) Inc. Includes (i) 1,944,572 shares owned by Sprout Capital IX, L.P.; (ii) 119,231 shares owned by DLJ ESC II, L.P.; (iii) 42,102 shares held by Credit Suisse First Boston Corporation, a registered broker-dealer and wholly owned subsidiary of Credit Suisse First Boston (USA), Inc., in proprietary trading and investment accounts in the ordinary course of business; (iv) 25,038 shares owned by DLJ Capital Corporation; and (v) 10,832 shares owned by Sprout Entrepreneurs Fund, L.P. DLJ LBO Plans Management Corp. is the general partner of DLJ ESC II, L.P. and in such capacity may be deemed to share beneficial ownership of the shares owned by DLJ ESC II, L.P. DLJ Capital Corporation is the managing general partner of Sprout Capital IX, L.P. and Sprout Entrepreneurs Fund L.P. and in such capacity may be deemed to share beneficial ownership of the shares owned by these limited partnerships.
     DLJ Associates IX, L.P. is a general partner of Sprout Capital IX, L.P. and in such capacity may be deemed to share beneficial ownership of the shares owned by Sprout Capital IX, L.P.

(6) The address of Falcon Technology Partners, L.P. is 600 Dorset Road, Devon, PA 19833. The person who has investment control of these shares is James Rathman. Mr. Rathman disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein.

(7) Includes 1,742,500 shares owned by Biotech Target S.A. Biotech Target S.A. is a wholly-owned subsidiary of BB Biotech AG and is the record owner of the shares. The address for Biotech Target S.A. is De Ruyterkade 62, Willemstad, Curacao, Netherlands Antilles.

(8) Includes 32,730 shares owned jointly by Dr. Farrar and his wife. Includes 11,378 shares owned by the John J. Farrar and Janet Fuller Farrar Trust for Christin A. Farrar. Includes 11,378 shares owned by the John J. Farrar and Janet Fuller Farrar Trust for Lisa K. Farrar. Includes 11,378 shares owned by the John J. Farrar and Janet Fuller Farrar Trust for Morgan S. Fullar Bonar. Includes 88,844 shares owned by Dr. Farrar's wife, Janet Fuller Farrar.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     In July 1999, we licensed worldwide rights (excluding South Korea and North Korea) to the development and commercialization of our product candidate ADL 2-1294 to SB Pharmaco Puerto Rico Inc., an affiliate of SmithKline Beecham plc, for the topical indications of dermal pain and itch. In November 2001, SB Pharmaco discontinued development of ADLR 2-1294. Upon the termination of development, all of the rights granted to SB Pharmaco under the license agreement in the relevant country or for the relevant product reverted to us.

     Mr. Nelsen, one of our directors, is a managing director of the general partner of the general partner of the general partner of ARCH Venture Fund II, L.P. and a managing director of the general partner of ARCH Venture Fund III, L.P.

     We licensed, for a total of $369,180, from Arch Development Corporation, of which Mr. Nelsen is a director, the right to use cloned mammalian kappa receptors to discover new drugs. The term of the license agreement is tied to the lifetime of the valid and existing patents licensed under the agreement and is currently expected to expire in 2017.

     Ms. Feeney, one of our directors, was originally nominated to our board by Weiss, Peck & Greer Venture Partner Associates, L.L.C., the Fund Investment Advisory Member of WPG Enterprise Fund II, L.L.C. and Weiss, Peck & Greer Venture Associates III, L.L.C. Ms Feeney was a general partner of Weiss, Peck & Greer Venture Partners from 1989 to 1999.

     In March 2000, some of our officers exercised options to purchase shares of our common stock. In connection with the exercises, the officers delivered promissory notes to us in the aggregate amount of $940,500. The promissory notes are full recourse and are secured by shares of our common stock. The promissory notes accrue interest at an annual rate of 6.80% and are payable in March 2007. As the makers of the promissory notes sell the shares of our common stock that secure the notes, the makers are required to repay the principal amounts due under the notes secured by the sold shares. The following table sets forth the names of the makers of the promissory notes that were outstanding on January 1, 2001 and December 31, 2001, their relationship to us and the amounts owed to us by each of these makers on those dates.

Name of Maker                            Relationship to Adolor Corporation                 Amount of Promissory Note
-------------                            ----------------------------------                 -------------------------
                                                                                                  1/1/01     12/31/01
                                                                                                --------    ---------
John J. Farrar             President, Chief Executive Officer and Director                      $432,000    $ 461,456
Deanne D. Garver           Vice President, Preclinical Development and Projects Management        67,500       72,103
Alan L. Maycock            Vice President, Exploratory Research and Drug Discovery                72,000       76,909
Gwen A. Melincoff          Vice President, Business Development                                   67,500       37,556
Peter J. Schied            Senior Vice President, Chief Financial Officer and Secretary           85,500       91,330

     We license from Eli Lilly and Company (through an assignment from Roberts Laboratories Inc.) the compound that is the basis of our alvimopan product candidates. Under that license agreement, we are required to pay certain royalties to Eli Lilly based on product sales. In March 2002, Eli Lilly sold the right to receive a portion of those royalties to Royalty Pharma AG. David Madden, one of our directors, is a Co-Chief Executive Officer of Royalty Pharma AG.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     The rules of the Securities and Exchange Commission require the Company to disclose late filings of stock transaction reports by its executive officers and directors. Based solely on a review of reports filed by the Company on these individuals' behalf and written representations from them that no other reports were required, all of the Section 16(a) filing requirements with respect to fiscal year 2001 were made on a timely basis, except that Dr. Wallin filed one Form 3 (reporting initial beneficial ownership of the Company's Common Stock) late.

                       COMPENSATION COMMITTEE INTERLOCKS
                           AND INSIDER PARTICIPATION

     The Compensation Committee and the Secondary Committee of the Compensation Committee make certain compensation decisions concerning the Company's officers and employees. Dr. Nash and Mr. Nelsen serve as the members of the Compensation Committee. Dr. Farrar and Mr. Schied serve as the members of the Secondary Committee. None of our other executive officers, directors or Compensation Committee members currently serve, or have in the past served, on the compensation committee of any other company whose directors and executive officers have served on the Company's Compensation Committee. We licensed, for a total of $369,180, from Arch Development Corporation, of which Mr. Nelsen is a director, the right to use cloned mammalian kappa receptors to discover new drugs. The term of the license agreement is tied to the lifetime of the valid and existing patents licensed under the agreement and is currently expected to expire in 2017.

                                 OTHER BUSINESS

     The Company is not aware of any other matters that will be presented for stockholder action at the Annual Meeting. If other matters are properly introduced, the person named in the accompanying proxy will vote the shares they represent in accordance with their judgment.

By Order of the Board of Directors,

Peter J. Schied
Secretary

April 8, 2002

                                ADOLOR CORPORATON
                    PROXY FOR ANNUAL MEETING OF STOCKHOLDERS
                                  MAY 14, 2002

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     KNOW ALL MEN BY THESE PRESENTS, that the undersigned stockholder of ADOLOR CORPORATION, a Delaware corporation, does hereby constitute and appoint John J. Farrar and Peter J. Schied, or any one of them, with full power to act alone and to designate substitutes, the true and lawful attorneys and proxies of the undersigned for and in the name and stead of the undersigned, to vote all shares of Common Stock of Adolor Corporation which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders to be held at Wyndham Suites Valley Forge, 888 Chesterbrook Boulevard, Wayne, PA 19087, on May 14, 2002 at 9:00 a.m., and at any and all adjournments and postponements thereof, as follows:

     THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR ITEMS 1, 2 AND 3 AND WILL GRANT DISCRETIONARY AUTHORITY PURSUANT TO ITEM 4.

(CONTINUED, AND TO BE MARKED, DATED AND SIGNED, ON THE OTHER SIDE)

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1, 2, 3 AND 4.

Please mark your vote as indicated in this example [X]

ITEM 1.        ELECTION OF        FOR the nominee                WITHHOLD
                 DIRECTOR         listed to the right       AUTHORITY to vote
                                                          for the nominee listed
                                                               to the right

Nominee:       Ellen M. Feeney           [_]                       [_]

ITEM 2.   RATIFICATION OF INDEPENDENT ACCOUNTANTS
                                         FOR        AGAINST      ABSTAIN
                                         [_]          [_]          [_]


ITEM 3.   AMENDMENT OF AMENDED AND RESTATED 1994 EQUITY COMPENSATION PLAN
                                         FOR        AGAINST      ABSTAIN
                                         [_]          [_]          [_]

ITEM 4.   OTHER MATTERS

In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting or at any adjournments thereof.

NOTE: PLEASE DATE THIS PROXY, SIGN YOUR NAME EXACTLY AS IT APPEARS HEREON, AND RETURN PROMPTLY USING THE ENCLOSED POSTAGE PAID ENVELOPE. JOINT OWNERS SHOULD EACH SIGN. WHEN SIGNING AS ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN, PLEASE GIVE FULL TITLE AS SUCH.

Signature(s) _____________________________________      Date __________________